Exhibit 99.2

Diebold to Combine with Wincor Nixdorf

Creating premier self-service company for financial and retail markets

November 23, 2015

Important information for investors and shareholders

In connection with the proposed business combination transaction, Diebold intends to file a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”) that will include a prospectus of Diebold to be used in connection with the offer by Diebold to acquire all outstanding Wincor Nixdorf shares. When available, Diebold will disseminate the prospectus to Wincor Nixdorf shareholders in connection with Diebold’s offer to acquire all of the outstanding shares of Wincor Nixdorf. Diebold also intends to file an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”).

INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROSPECTUS AND THE OFFER DOCUMENT, AS WELL AS OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC OR BAFIN OR PUBLISHED AT DIEBOLD’S WEBSITE AT WWW.DIEBOLD.COM UNDER THE INVESTOR RELATIONS SECTION, REGARDING THE PROPOSED BUSINESS COMBINATION TRANSACTION AND THE OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

You will be able to obtain a free copy of the prospectus and other related documents filed by Diebold with the SEC on the SEC’s website at www.sec.gov. The prospectus and other documents relating thereto may also be obtained for free by accessing Diebold’s website at www.diebold.com under the Investor Relations section. Following approval by BaFin, you may obtain a free copy of the offer document on BaFin’s website at www.bafin.de, and, along with an English translation thereof, at Diebold’s website at www.diebold.com under the Investor Relations section. Further you may obtain a copy of the offer document from Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Germany, for distribution free of charge (also available from Deutsche Bank Aktiengesellschaft via e-mail to dct.tender-offers@db.com or by telefax to +49 69 910 38794). In addition an English language press release and its German language translation will be published via an electronically operated information distribution system in the United States.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Wincor Nixdorf or Diebold. Final terms and further provisions regarding the public offer will be disclosed in the offer document after the publication has been approved by BaFin and in documents that will be filed with the SEC. Investors and holders of Wincor Nixdorf shares, or of such instruments conferring a right to directly or indirectly acquire Wincor Nixdorf shares, are strongly encouraged to read the offer document and all documents in connection with the public offer as soon as they are published because these documents will contain important information.

No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations, including the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) and the German Securities Prospectus Act (Wertpapierprospektgesetz). Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer would not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

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Use of non-GAAP financial information

Diebold has included non-GAAP financial measures in this presentation to supplement Diebold’s condensed consolidated financial statements presented on a GAAP basis. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included elsewhere in this presentation.

Diebold’s management uses non-GAAP product, service and total gross margins, non-GAAP operating expense, non-GAAP operating profit, non-GAAP tax rate, non-GAAP net earnings, and non-GAAP diluted earnings per share, and excludes gains, losses or other charges that are considered by Diebold’s management to be outside of Diebold’s core business segment operating results. Net debt and free cash flow are liquidity measures that provide useful information to management about the amount of cash available for investment in Diebold’s businesses, funding strategic acquisitions, repurchasing stock and other purposes.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of Diebold’s results as reported under GAAP. Items such as impairment of goodwill and intangible assets, though not directly affecting Diebold’s cash position, represent the loss in value of goodwill and intangible assets over time. The impairment expense associated with this loss in value is not included in non-GAAP operating profit, non-GAAP net earnings, non-GAAP diluted earnings per share and therefore does not reflect the full economic effect of the loss in value of those goodwill and intangible assets. In addition, items such as restructuring charges and non-routine expenses that are excluded from non-GAAP gross profit, non-GAAP operating expense, non-GAAP operating profit, non-GAAP net earnings, and non-GAAP diluted earnings per share can have a material impact on cash flows and earnings per share. In addition, free cash flow does not represent the total increase or decrease in the cash balance for the period. The non-GAAP financial information that we provide also may differ from the non-GAAP information provided by other companies.

We compensate for the limitations on our use of these non-GAAP financial measures by relying primarily on our GAAP financial statements and using non-GAAP financial measures only supplementally. We also provide robust and detailed reconciliations of each non-GAAP financial measure to the most directly comparable GAAP measure, and we encourage investors to review carefully those reconciliations.

We believe that providing these non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by Diebold’s management in its financial and operational decision-making and allows investors to see Diebold’s results “through the eyes” of management. We further believe that providing this information better enables investors to understand Diebold’s operating performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Diebold prepares its financial statements in accordance with US GAAP while Wincor Nixdorf prepares its financial statements in accordance with IFRS. Revenues are derived from the combined revenues of both companies for the trailing 12 months, before making adjustments to convert Wincor Nixdorf’s financial results from IFRS to US GAAP, and have been adjusted to exclude revenue from Diebold’s North American Electronic Security business.

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Forward-looking statements

Certain statements contained in this communication regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, the proposed business combination with Wincor Nixdorf and the offer. Such forward-looking statements are based on the current expectations of Diebold and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such forward-looking statements may include statements about the business combination and the offer, the likelihood that such transaction is consummated and the effects of any transaction on the businesses and financial conditions of Diebold or Wincor Nixdorf, including synergies, pro forma revenue, targeted operating margin, net debt to EBITDA ratios, accretion to earnings and other financial or operating measures. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which Diebold and Wincor Nixdorf operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. In addition, risks and uncertainties related to the contemplated business combination between Diebold and Wincor Nixdorf include, but are not limited to, the expected timing and likelihood of the completion of the contemplated business combination, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the contemplated business combination that could reduce anticipated benefits or cause the parties not to consummate, or to abandon the transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement or the contemplated offer, the risk that the parties may not be willing or able to satisfy the conditions to the contemplated business combination or the contemplated offer in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the contemplated business combination, the risk that any announcements relating to the contemplated business combination could have adverse effects on the market price of Diebold’s common shares, and the risk that the contemplated transaction or the potential announcement of such transaction could have an adverse effect on the ability of Diebold to retain and hire key personnel and maintain relationships with its suppliers, and on its operating results and businesses generally. These risks, as well as other risks associated with the contemplated business combination, are more fully discussed in a prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the contemplated business combination and the offer. Additional risks and uncertainties are identified and discussed in Diebold’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, neither Diebold nor Wincor Nixdorf undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

This communication outlines certain key German tax principles related to the participation in the voluntary public tender offer that may be or may become relevant to holders of shares of Wincor Nixdorf. The discussion of German tax considerations is of a general nature only and does not constitute a comprehensive or definitive explanation of all possible aspects of German taxation that may be relevant for shareholders of Wincor Nixdorf. Furthermore, this communication does not address non-German tax considerations that may apply to a shareholder that is a tax resident of a jurisdiction other than Germany. This press release is based upon domestic German tax laws in effect as of the date hereof. It is important to note that the legal situation may change, possibly with retroactive effect, and that no assurance can be given regarding the tax treatment of this transaction by fiscal authorities and the courts.

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Creating premier self-service company for financial and retail markets

Combines leading innovators to deliver fully integrated software and self-service technology ??Innovative service solutions spanning the complete value chain ??Highly complementary geographic presence and customer base ??Experienced leadership team to lead ~$5.2 billion1 global company ??Strongly positioned in growth areas of branch automation, omnichannel and mobile ??Significant annual cost synergies of ~$160 million by the end of year 3

Connecting the physical and digital worlds of currency

Note 1) Based on trailing 12 months revenue for Diebold and Wincor through September 30, 2015. Diebold revenue excludes contribution of North American Electronic Security business which Diebold has agreed to divest. Wincor Nixdorf revenue has been converted from Euros to US$ using an exchange rate of 1.09 US$/Euros.

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Transaction overview

Consideration

Wincor Nixdorf shareholders will be offered

– €38.98 per share in cash and 0.434 Diebold shares for each Wincor Nixdorf share1 ??Total transaction value of approximately $1.8 billion, inclusive of net debt1

– ~35% premium to closing stock price on October 16, 20152 ??Expected issuance of up to 19.9% of Diebold shares

Offer Process

Approved by Diebold’s Board of Directors and Wincor Nixdorf’s Supervisory Board ??Tender offer period expected to commence in early 2016

The offer is subject to certain closing conditions, including regulatory approvals and a minimum acceptance threshold of c. 67.6 percent of all existing Wincor Nixdorf ordinary shares (this corresponds, after deduction of treasury shares held by Wincor Nixdorf which will not be tendered, to c. 75 percent of all current voting stock (outstanding shares))

Financing

Committed financing for cash portion of consideration and refinancing of existing debt

?Permanent financing to consist of senior secured revolver, term loans and senior unsecured notes ??Upon close, pro forma balance sheet is expected to have net debt/EBITDA3 of ~4x

Note: 1) Calculated using the fixed exchange ratio and 5-day volume weighted average price of Diebold shares prior to October 17, 2015 announcement that Diebold and Wincor had signed a non-binding term sheet regarding a potential business combination and the total offer consideration represented a transaction value of €52.50 per Wincor Nixdorf share. The exchange rate used to calculate total consideration and transaction value was 1.07 US$/Euros.

2) Last trading day prior to October 17, 2015 announcement that Diebold and Wincor had signed a non-binding term sheet regarding a potential business combination.

3) Net debt/EBITDA is defined as long-term debt plus short-term debt minus cash and cash equivalents divided by earnings before interest, taxes, depreciation and amortization adjusted for restructuring and other non-recurring items for the trailing 12 months.

This ratio assumes that the North American Electronic Security business has been divested.

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Wincor Nixdorf overview

Corporate profile

• Leading IT solutions provider for banks and retailers

• Headquartered in Paderborn, Germany

• 9,100 employees located in 130 countries

• Revenue of €2.4 billion in FYE 9/30/15

• Main production sites in Germany and China

• Advanced technology and software capabilities

• Blue chip client base including:

??25 out of the top 25 banks in Europe ??24 out of the top 25 retailers in Europe

• Exciting growth opportunities for cashless payments business (Aevi)

Delivering automation and omnichannel solutions to customers

Banking

Retail

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Creating a runway for growth

Services-led, Software-enabled, supported by innovative hardware

1

Services leadership

~$3 billion of revenue from services and software in the combined company ??Enhance services portfolio and increase up-sell of services

2

Omnichannel software innovation

Wincor software and large professional services organization ??Phoenix multi-vendor software capabilities

3

Dynamic industry changes

Capitalize on automation wave as banks and retailers seek operating efficiencies ??Opportunity to compete for larger addressable market

4

Innovation accelerated via significant scale

??Shifting more resources to innovative R&D ??Combined installed base of nearly 1 million ATMs

5

Complementary geographic presence and customers

Diebold is a leader in North America; Wincor in Europe ??Serving blue-chip financial institutions and retailers

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The time has never been better for this business combination

Industry

Self-service customers demand innovation and operating efficiency

Multi-vendor approach needed for services and software

Company-specific

Wincor Nixdorf progress on

7-point restructuring program

Diebold in “Walk” phase of transformation

Capital Markets

Access to capital

Historically low interest rates

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Highly complementary revenue mix with ~$3 billion from services and software

	DIEBOLD	WINCOR NIXDORF	"Diebold Nixdorf"
Revenue[1] (billions)	~$2.6	~$2.6	**~$5.2**

Geographic mix[1,2]



Americas 66%
EMEA 16%
Asia Pacific 18%



Americas 12%
EMEA 71%
Asia Pacific 17%



Americas 39%
EMEA 43%
Asia Pacific 18%

- Closely mirrors the total addressable market distribution

Product mix[1]



SERVICES & SOFTWARE 56%
HARDWARE 44%

Targeting >60% mix for services & software

Note 1) Based on trailing 12 months revenue for Diebold and Wincor through September 30, 2015. Diebold revenue excludes contribution of North American Electronic Security business which Diebold has agreed to divest. Wincor Nixdorf revenue has been converted from Euros to US$ using an exchange rate of 1.09 US$/Euros.
2) Wincor's regional revenue split has been adjusted to align more closely with Diebold's regional definitions.

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DIEBOLD WINCOR NIXDORF

Combined company to pursue ~$60 billion total addressable market


Payment
Branch Automation
Retail Automation
Self-Service
Behind-the-Counter
BRANCH AUTOMATION
Cash-in-Transit
OMNICHANNEL and DIGITAL/MOBILE PAYMENT PLATFORMS
POINT-OF-SALE SOLUTIONS
Hardware
Software
Peripherals
Back-End Cash Management
Value-added Services
~$30 Billion
~$15 Billion
~$15 Billion

Source: 2015 data provided by Retail Banking Research, Bain, IHL Data and Diebold internal analysis.

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DIEBOLD WINCOR NIXDORF

Attractive financial model

Revenue, Synergies

& Operating Margins

• Revenue cross-sell / up-sell opportunities

• Expect to improve revenue mix of services & software

• ~$160 million of annual cost synergies by end of year 3

• Additional benefits expected from current cost savings programs underway at both companies

• >9% non-GAAP operating margin1 by end of year 3

• Expected to be accretive to non-GAAP EPS by year 2, excluding integration costs

Capital Allocation Priorities

• Strong financial performance will support deleveraging from ~4x net debt/EBITDA2 to consistently below ~3x by end of year 3

• Following transaction close, combined company intends to pay a dividend per share of approximately 1/3 of Diebold’s current annual cash dividend per share, subject to market and other conditions

• Reinvest in innovative software and solutions

• Maintain flexibility to further build up intellectual property

Note: 1) Non-GAAP operating margin is the percentage of GAAP operating profit margin adjusted for restructuring and non-routine items.

2) Net debt/EBITDA is defined as long-term debt plus short-term debt minus cash and cash equivalents divided by earnings before interest, taxes, depreciation and amortization adjusted for restructuring and other non-recurring items for the trailing 12 months. This ratio assumes that the North American Electronic Security business has been divested.

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Targeting >9% non-GAAP OP margins by end of year 3

	Combination benefit initiatives	Combination costs	+ Existing plans	= End of Year 3 Target
Revenue	• Increase sale of services • Cross sell software	• Dual sourcing ATMs • Dealer rationalization	• Organic growth • Improved mix	
COGS **(~$90 million)**	• Direct materials - scale • Streamlined solutions • Higher direct service utilization • Rationalize coverage overlap	• Restructuring • Contract termination fees • Solutions integration	• Diebold 2.0 net cost savings	**>9% non-GAAP operating profit margin[1]**
Opex **(~$70 million)**	• Integrate corporate & regional resources • Rationalize operational functions • Back-office harmonization	• Restructuring • Facility lease terminations • Back-office overlap	• Wincor 7-point restructuring	

~$160 million of annual cost synergies by end of year 3

Note: 1) non-GAAP operating margin is the percentage of GAAP operating profit margin adjusted for restructuring and non-routine items.

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DIEBOLD WINCOR NIXDORF

Financing overview and pro forma capitalization

• Committed financing from J.P. Morgan and Credit Suisse

• Permanent debt financing of $2.8 billion to fund transaction, refinance existing debt at both companies and provide liquidity

Financing

- $0.5 billion senior secured revolver

- $2.3 billion senior secured term loans and unsecured notes

• Expected issuance of up to 19.9% of Diebold shares

• Leverage of ~4x net debt/EBITDA1 at closing

Pro Forma

Balance Sheet • Targeting to be consistently below 3x net debt/EBITDA by end of year 3

Note: 1) Net debt/EBITDA is defined as long-term debt plus short-term debt minus cash and cash equivalents divided by earnings before interest, taxes, depreciation and amortization adjusted for restructuring and other non-recurring items for the trailing 12 months. This ratio assumes that the North American Electronic Security business has been divested.

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Business Combination Agreement to facilitate integration and synergy realization

• Agreed leadership structure

Executive Committee

• Defined business model – by Line of Business /

Region CEO

Andy Mattes

• Reconfirmed Wincor-Nixdorf restructuring plan

• Registered offices in North Canton, Ohio and operated from headquarters in North Canton President CFO Chief Integration and Paderborn, Germany Officer

Eckard Heidloff Chris Chapman Jürgen Wunram

• Two Wincor Nixdorf supervisory board members and Wincor Nixdorf CEO to join board of combined company post-closing 3 LOB Leaders General Counsel

• Three Diebold executives to join supervisory board of Wincor Nixdorf

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Expected roadmap

2015 2016 2017 2018

Announcement & Business Combination Agreement

Tender Offer Period

Regulatory Approval

Close

Execute integration plan & deliver $160 million of cost synergies

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Transaction meets all key criteria

Strategic fit • Accelerates transformation to services-led, software-enabled company

• Creates a runway for growth

Ability to execute ? Valuation

• Experienced global management team • Approved by both Boards

• Detailed integration and synergy plans • Significant synergies

Cultural fit ? Timing

• Common approach to do right by customers • Both companies are transforming in a dynamic market

• Commitment to collaborative innovation • Favorable capital markets

Benefitting customers, employees and shareholders

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